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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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APROPOS TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Apropos Technology, Inc.
One Tower Lane
28th Floor
Oakbrook Terrace, IL 60181

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
June 6, 2002

To our Shareholders:

        The Annual Meeting of Shareholders of the Company will be held on Thursday, June 6, 2002, at 10:00 a.m., Central Daylight Time, at The Lodge at McDonald's Office Campus, 2815 Jorie Boulevard, Oakbrook, Illinois 60521, for the following purposes:

  1.
  To elect one Class I Director and to elect two Class II Directors; and

  2.
  To transact any other business that may properly come before the meeting.

        Shareholders of record at the close of business on April 25, 2002, will be entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

        Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope.

                      By Order of the Board of Directors,

                      KEVIN G. KERNS
                       Director, Chief Executive Officer and President

Oakbrook Terrace, IL
April 30, 2002

Apropos Technology, Inc.
One Tower Lane
28th Floor
Oakbrook Terrace, IL 60181

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 6, 2002

This Proxy Statement is being sent to shareholders on or about April 30, 2002, in connection with the solicitation of the accompanying proxy by the Board of Directors of the Company. Only shareholders of record at the close of business on April 25, 2002, are entitled to notice of and to vote at the meeting. Directors, officers and other employees of the Company may make additional solicitations in person or by telephone, facsimile or e-mail. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time, the shares represented thereby will be voted, but the proxy may be revoked at any time prior to its exercise by execution of a later dated proxy or by voting in person at the annual meeting.

        As of April 25, 2002, the Company had outstanding 16,686,310 Common Shares (the "Common Shares") and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Shares is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.

        It is intended that the named proxies will vote in favor of the election as directors of the nominees listed below, except as otherwise indicated on the proxy form. If any nominee should become unavailable for election as a director (which is not contemplated), the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the shareholders, proxies will be voted for the election of all named director nominees. Broker non-votes will have no effect on any matter at the meeting.

Proposal No. 1
Election of Directors

        At the annual meeting of shareholders, one director is to be elected to hold office as a Class I Director until the annual meeting of shareholders in 2004 or until his successor is duly elected and qualified, and two directors are to be elected to hold office as Class II Directors until the annual meeting of shareholders in 2005 or until their successors are duly elected and qualified. Directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote. Shareholders do not have the right to cumulate their votes in the election of directors. Withholding authority to vote for a director nominee will in effect count as a vote against the director nominee. Unless otherwise indicated on the proxy form, it is intended that the proxies will be voted for the nominees listed below. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies unless otherwise indicated on the proxy form.

        The By-laws of the Company provide that the Board of Directors shall consist of such number of members, between six and nine, as the Board of Directors determines from time to time. The size of the Board is currently set at six members. The Board is divided into three classes, with one class being elected each year for a three-year term. At the meeting, one director is to be elected to serve as a Class I Director until 2004, to complete the term created by the resignation of Roger Nelson, and two directors are to be elected to serve as Class II Directors until 2005. The Board of Directors elected Kenneth D. Barwick to fill the Class I Director vacancy until the election by the shareholders at the 2002 Annual Meeting.

        The following information has been furnished by the respective nominees and continuing directors:

Name	Age	Principal occupation	Year first elected director
I. Nominees to be elected at meeting:
Nominees to be elected to serve as Class II Directors until 2005
David N. Campbell	60	Managing Director of Innovation Advisors, an investment banking firm, since November 2001. Chairman and CEO of Xpedior Inc., an e-solutions company, from September 1999 to November 2000.(1) President of BBN/GTE Technology Organization, a technology solutions company, from July 1995 to September 1999. Director of Tektronix, Inc., a global high technology company, and Gibraltar Steel, a metal processing manufacturing company.	—
Keith L. Crandell	41	Senior principal of ARCH Venture Partners, a venture capital firm, and various venture capital funds associated with ARCH, since July 1994.	1996

(1)
PSINet, Inc. acquired control of Xpedior Inc. in June 2000. In November 2000 Mr. Campbell resigned as Chairman and CEO of Xpedior Inc. Both PSINet, Inc. and Xpedior Inc. filed for bankruptcy protection in 2001.

Name	Age	Principal occupation	Year first elected director
Nominee to be elected to serve as a Class I Director until 2004
Kenneth D. Barwick	54	Founder and Partner of Greyhare Partners, a senior level executive strategy consulting firm since February 2002. Chairman and CEO of RedCelsius, Inc., an enterprise application software and tools company, from September 2000 to March 2002. America's Head of Business Development of Deloitte Consulting from September 1999 to September 2000. Independent Management Consultant from March 1999 to September 1999. Senior Vice President for Firstwave Technologies, a CRM software application company, from January 1997 to March 1999.	2002
II. Current Directors:
Class I Director whose term expires in 2004
Jaime W. Ellertson	44	Chief Executive Officer and Director of S1 Corporation, an Internet financial services provider, since November 2000. Chief Strategy Officer and GM Worldwide Strategic Operations for BroadVision, Inc., a supplier of Internet application solutions, from April 2000 to November 2000. President, CEO and Chairman of the Board of Interleaf, Inc., a provider of XML based content management systems, from January 1997 to April 2000. Founder and Chairman of the Board of Purview Technologies, a provider of Internet monitoring and management solutions from July 1996 to January 1997.	2001

Class III Directors whose terms expire in 2003
Kevin G. Kerns	43	Chief Executive Officer of the Company since December 1998. President of the Company since January 1996. Chief Operating Officer of the Company from January 1996 to December 1998. From 1989 through 1995, Mr. Kerns established and led a strategic software consulting firm, Mandalay Associates, based in Dallas, Texas.	1996
George B. Koch	55	Pastor since 1994. Senior Vice President of Worldwide Applications at Oracle Corporation, before entering the ministry in 1994, and Director of the Advanced Technologies division of Software Alliance, a Teknekron Company, prior thereto.	1998
  •
  The Executive Committee, the members of which are Patrick K. Brady, Keith L. Crandell and Kevin G. Kerns, has the authority of the Board of Directors to manage the Company's business, subject to the restrictions of Illinois law.

  •
  The Audit Committee, the members of which are Keith L. Crandell, Jaime W. Ellertson and George B. Koch, oversees the retention, performance and compensation of the Company's independent public accountants, and the oversight of the Company's internal accounting and financial reporting systems. Each of the members of the Audit Committee satisfies the independence requirements of the Nasdaq National Market.

  •
  The Compensation Committee, the members of which are George B. Koch and Keith L. Crandell, reviews and approves the compensation of the Company's executive officers, including payment of salaries, bonuses and incentive compensation, determines the Company's compensation policies and programs and administers the Company's stock option and stock purchase plans.

  •
  The board of directors does not have a nominating committee. However, the board of directors will consider nomination recommendations from shareholders, which should be addressed to the Company's corporate secretary at the Company's principal executive offices.

        In 2001, the Board of Directors held six meetings, the Compensation Committee held six meetings and the Audit Committee held four meetings, including one meeting in combination with the full board. During 2001, each director attended at least 75% of the meetings of the Board and of the respective committees on which he served. The Executive Committee did not meet, as matters typically dealt with by this Committee were considered by the full Board of Directors. Except with respect to the Company's nonemployee directors who receive an initial grant of options to purchase 20,000 Common Shares and an annual grant of options to purchase 10,000 Common Shares thereafter, the Company's directors do not receive compensation for serving as directors or attending board of directors or committee meetings, except reimbursement for out-of-pocket expenses.

Securities Beneficially Owned by Principal Shareholders and Management

        Set forth below, as of April 1, 2002 (unless otherwise indicated), are the beneficial holdings of: each person known by the Company to own beneficially more than 5% of the outstanding Common Shares of the Company based on the Company's review of the most recent Schedules 13D and 13G filed with the Securities and Exchange Commission, each director, each nominee, the executive officers listed on the Summary Compensation Table below, and all executive officers and directors as a group. Except as set forth below, the address for each person or group is the Company's Oakbrook Terrace address.

Name	Amount and nature of beneficial ownership(1)	Percent of class
ARCH Venture Fund III., L.P.(2) 8725 W. Higgins Road, Suite 290 Chicago, IL 60631	2,576,205	15.0%
William Blair Capital Partners V, L.P.(3) 222 W. Adams Street Chicago, IL 60606	2,124,637	12.3%
Allstate Insurance Company 2775 Sanders Road, Suite A3 Northbrook, IL 60062	1,185,429	6.9%
Patrick K. Brady(4) 567 Deer Path Road Glen Ellyn, IL 60137	2,293,094	13.3%
Kevin G. Kerns(5)	940,495	5.5%
Jody P. Wacker(6)	189,168	1.1%
Brian C. Derr(7)	247,425	1.4%
Francis J. Leonard(8)	72,987	*
William W. Bach(9)	591,633	3.4%
Keith L. Crandell(10)	2,600,571	15.1%
Jaime Ellertson(11)	84,600	*
George B. Koch(12)	80,000	*
Kenneth D. Barwick	—	—
David N. Campbell	—	—
All executive officers, directors and nominees as a group (14 persons)(13)	7,104,228	41.3%

*
Less than 1%.

(1)
Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)
Includes 1,412,133 Common Shares owned by ARCH Venture Fund II, L.P. and 142,002 Common Shares owned by ARCH II Parallel Fund, L.P. and warrants to purchase 27,046 Common Shares.

(3)
Includes warrants to purchase 27,046 Common Shares.

(4)
Includes 612,110 Common Shares owned by Mr. Brady's spouse, for which Mr. Brady disclaims beneficial ownership. Also includes 525,000 Common Shares held in the name of the Brady Family Limited Partnership. Includes 10,000 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(5)
Includes 149,454 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(6)
Includes 81,324 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(7)
Includes 68,621 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(8)
Includes 68,404 Common Shares that may be acquired pursuant to options exercisable within sixty days. Also includes stock awards of 4,583 Common Shares that vest within sixty days.

(9)
Includes options to purchase 12,216 Common Shares that may be acquired pursuant to options exercisable within sixty days. Also includes 35,000 Common Shares held in the name of Bach Family Limited Partnership.

(10)
Includes 2,549,159 Common Shares and warrants to purchase 27,046 Common Shares owned by ARCH Venture Fund III, L.P. and its affiliates, of which Mr. Crandell is a principal. Mr. Crandell disclaims beneficial ownership of these shares. Also includes 20,000 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(11)
Includes 20,000 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(12)
Includes 66,000 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(13)
The total number of Common Shares for executive officers, directors and nominees as a group is shown after eliminating duplication within the table.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's directors and certain executive officers, and persons who own more than 10% of the Company's Common Shares (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2001, all the Reporting Persons complied with all applicable filing requirements, except that (i) each of Mr. Brian C. Derr, Mr. Kevin G. Kerns and Ms. Jody P. Wacker failed to file a timely Form 4 with respect to one transaction for each such person; and (ii) Ms. Wacker's Form 5 for the year ended December 31, 2001, was filed one day late.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The table below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the last three fiscal years of those persons who were, at December 31, 2001, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers") and Messrs. Brown and Eilks for whom disclosure is required under SEC rules even though their employment as executive officers of the Company terminated before the end of 2001.

		Annual compensation			Long-term compensation
Name and principal position	Year	Salary($)	Bonus($)(1)	Other annual compensation($)	Securities underlying Options(#)(2)	Other long-term compensation($)
Kevin G. Kerns(3) Chief Executive Officer And President	2001 2000 1999	210,000 210,000 150,000	— 62,500 46,750	— — —	150,000 — 52,500	— — —
Brian C. Derr(4) Senior Vice President, Business Development and Professional Services	2001 2000 1999	184,267 146,384 125,000	7,502 28,656 28,125	— — —	20,000 — —	— — —
Francis J. Leonard(5) Chief Financial Officer	2001 2000	180,000 84,822	— 26,478	—	120,000 —	7,275 —
Jody P. Wacker Senior Vice President, Marketing	2001 2000 1999	160,000 152,438 141,750	4,000 36,680 36,000	— — —	20,000 — —	— — —
William W. Bach Senior Vice President, Technology	2001 2000 1999	140,000 130,000 120,000	7,502 20,838 20,000	— — —	20,000 — —	— — —
Richard D. Brown(6) Former Vice President, International Operations	2001 2000 1999	147,669 156,875 140,997	17,247 19,343 16,000	84,954 18,892 20,000	— — 35,000	— — —
Dennis M. Eilks(7) Former Senior Vice President, Sales	2001 2000 1999	191,971 34,538 —	— 3,475 —	40,385 — —	— 20,000 —	— — —

(1)
The amounts shown under the Bonus column represent cash bonuses earned for the indicated fiscal years. The Board of Directors offered individuals the opportunity to exchange 25% of their targeted calendar 2001 MBO for fully vested stock options issued effective January 3, 2002. The following Named Officers elected in 2001 to exchange this portion of their MBO to acquire options (issued at 100% of fair market value on the date of grant) and in the process reduced their calendar 2001 bonus: Mr. Kerns—$25,000 for 21,276 shares; Mr. Derr—$7,500 for 6,382 shares; Mr. Leonard—$15,750 for 13,404 shares; Ms. Wacker—$10,000 for 8,510 shares; and Mr. Bach—$7,500 for 6,382 shares. These options were issued on January 3, 2002.

(2)
Amounts for certain executives reflect options regranted in 2001 under a voluntary tender offer to cancel certain outstanding options. The prior years have been restated to reflect the cancelled options. Refer to the sections "Options Granted During 2001" and "Ten-year Option Repricings" for more information.

(3)
Mr. Kerns' bonus for 2000 was for the period of March 2000 through March 2001 and was not calculated at December 31, 2000. The bonus in 2000 reflects the payment for this period. Mr. Kerns' did not receive a cash bonus for 2001.

(4)
Mr. Derr's salary includes $16,975 in sales commissions for 2001.

(5)
Mr. Leonard joined the Company in July 2000. Mr. Leonard's other long-term compensation includes the value of vested stock granted to him in July 2000.

(6)
Mr. Brown's salary includes $42,244, $40,498 and $19,261 in sales commissions for 2001, 2000 and 1999, respectively. Mr. Brown's other compensation represents the amount of cash paid in 2001 for severance of $69,016 and car allowance of $15,938, $18,892 and $20,000 for 2001, 2000 and 1999, respectively.

(7)
Mr. Eilks' salary includes $25,000 and $6,250 in sales commissions for 2001 and 2000, respectively. Mr. Eilks' other compensation for 2001 represents his cash severance package.

Options Granted During 2001

        The following table contains information concerning the Company's grant of stock options to the Named Officers in 2001. Potential realizable value is presented net of the option exercise price, but before any Federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the ten-year term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future increases in the price of the Company's Common Shares. Actual gains will depend on the future performance of the Company's Common Shares and the option holder's continued employment throughout the vesting period. The amounts reflected in the following table may not be achieved.

Individual grants
					Potential realizable value at assumed annual rates of share price appreciation for option term ($)
	Number of securities underlying options granted(#)
		Percent of total options granted to employees in fiscal year
Name			Exercise or base price ($/Sh)
				Expiration date	5%	10%
Kevin G. Kerns	150,000	13.4%	2.12	December 28, 2011	199,988	506,810
Brian C. Derr	20,000	1.8%	2.12	December 28, 2011	26,665	67,575
Francis J. Leonard	120,000	10.7%	2.12	December 28, 2011	159,991	405,448
Jody P. Wacker	20,000	1.8%	2.12	December 28, 2011	26,665	67,575
William W. Bach	20,000	1.8%	4.13	March 12, 2011	51,947	131,643

        On May 29, 2001, the Company commenced a voluntary tender offer to provide eligible employees in the United States and United Kingdom the opportunity to exchange outstanding options for the promise to grant new options, six months and one day after cancellation of such options. Named Officers participating in the tender offer and the number of new options granted were: Mr. Kerns—150,000 shares; Mr. Derr—20,000 shares; Mr. Leonard—120,000 shares; and Ms. Wacker—20,000 shares. The new options were granted on December 28, 2001, at the then fair market value, with a ten-year term. The vesting term of the new options is based on the original grant date of the cancelled options. The options cancelled have been removed from the appropriate year in the Long-term compensation section of the Summary Compensation Table.

Ten-year Option Repricings

        The following table contains further information regarding the voluntary tender offer for stock options described above during 2001, by the Named Officers. There were no other officers of the Company whose options were repriced during 2001.

Name and principal position	Date	Number of Securities Underlying Options Repriced(#)	Market Price of Stock at Time of Repricing($)	Exercise Price at Time of Repricing($)	New Exercise Price($)	Length of Original Option Term Remaining at Date of Repricing
Kevin G. Kerns Chief Executive Officer And President	June 26, 2001	150,000	2.12	9.00	2.12	8.9 Years
Brian C. Derr Senior Vice President, Business Development and Professional Services	June 26, 2001	20,000	2.12	7.125	2.12	9.3 Years
Francis J. Leonard Chief Financial Officer	June 26, 2001	120,000	2.12	19.00	2.12	9.0 Years
Jody P. Wacker Senior Vice President, Marketing	June 26, 2001	20,000	2.12	7.125	2.12	9.3 Years

Options Exercised During 2001 and Options Values at December 31, 2001

        The following table contains information regarding options exercised during 2001 and unexercised options held at December 31, 2001, by the Named Officers.

			Number of unexercised options at December 31, 2001(#)	Value of unexercised in-the-money options at December 31, 2001 ($)(1)
Name	Shares acquired on exercise(#)	Value realized($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Kevin G. Kerns	None	None	105,991/89,218	79,490/46,585
Brian C. Derr	None	None	54,687/24,009	108,751/24,853
Francis J. Leonard	None	None	42,500/77,500	14,025/25,575
Jody P. Wacker	None	None	68,909/17,082	141,792/10,653
William W. Bach	None	None	2,917/20,000	6,522/0

(1)
Based on the closing price of the Company's Common Shares as reported on the Nasdaq National Market System on December 31, 2001.

Employment Contracts

        On January 1, 2000, the Company entered into an employment agreement with Kevin G. Kerns, the Chief Executive Officer and President of the Company, which expires on January 1, 2004. Mr. Kerns currently receives an annual base salary of $210,000 and is entitled to receive an annual bonus of up to $210,000 based on criteria set by the board of directors. If Mr. Kerns is terminated by the Company without cause, or Mr. Kerns terminates the employment agreement within six months of a change of control or within three months of a material reduction in his salary or benefits or a material change in his responsibilities, then Mr. Kerns will receive severance pay equal to six months base salary.

        On January 20, 2000, the Company entered into an employment agreement with Jody P. Wacker, the Company's Vice President, Marketing. In December 2000, Ms. Wacker was promoted to Senior Vice President, Marketing. Ms. Wacker currently receives an annual base salary of $160,000 and is entitled to receive an annual bonus at the discretion of the Company's board of directors based on Ms. Wacker's performance. If Ms. Wacker is terminated by the Company without cause or Ms. Wacker terminates the employment agreement within six months of a change of control or within three months of a material reduction in her salary or benefits or a material change in her responsibilities, Ms. Wacker will receive severance pay equal to six months base salary.

        In connection with their respective employment agreements, each of the officers entered into a noncompetition, nondisclosure and developments agreement with the Company. The nondisclosure provisions in these agreements continue indefinitely after termination of employment. The noncompete provisions continue during their period of employment and for a period of six months after termination of employment for any reason and the nonsolicitation provisions continue for two years after termination of employment. Each agreement also provides that the officer assigns to the Company any and all right to any intellectual property designed or developed by the officer during his or her period of employment except in specified circumstances.

        None of the other Named Officers is party to an employment agreement with the Company.

Transactions with Related Parties

        During the second quarter of 2001, the Company made loans to selected executives who were subject to personal alternative minimum tax liabilities resulting from the exercise of incentive stock options. Loan amounts of $616,000 and $86,902 were disbursed to Mr. Kerns and Mr. Derr, respectively. On March 6, 2002, the loan agreements were amended to delay the commencement of the loan repayments, including any accrued interest, by one year. Under the amended loan agreements, the loans are to be repaid in eight equal quarterly installments beginning April 1, 2003. At December 31, 2001, the total loan and related accrued interest balances were $633,506 and $89,132 for Mr. Kerns and Mr. Derr, respectively and have been classified as Notes receivable from officers, a non-current asset, based on the amended loan agreement. Interest is calculated at fifty (50) basis points above the 60 to 89 day commercial paper rate at the beginning of each quarter as quoted in The Wall Street Journal and is due with each principal repayment.

        These loans were initially collateralized by Common Shares owned by the executive equal to 150% of the loan value and subject to additional collateral consideration. The loan amendment on March 6, 2002 also delayed the consideration of additional collateral by one year to April 1, 2003. The loans are only with recourse beyond the collateral with respect to the greater of 5% of the loan or the amount of certain income tax benefits the executive receives in connection with such executive's alternative minimum tax liability, unless the executive's employment is terminated by the Company for "cause" or by the executive without "good reason", in which case the loan is fully recourse. At December 31, 2001 and March 6, 2002, the market value of the collateral was in excess of the respective notes receivable.

        In April 2002, the Company entered into an arrangement with Innovation Advisors, an investment banking firm whereby the firm will assist the Company in analyzing business development opportunities. Innovation Advisors is to receive a monthly retainer of $10,000, and will receive certain success fees contingent on the Company completing certain transactions or ventures. David N. Campbell is the Managing Director of Innovation Advisors.

Report of the Compensation Committee of the Board of Directors

        The Report of the Compensation Committee of the Board of Directors and the Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Compensation Committee reviews, considers and approves changes in the compensation of the Company's officers. The Committee administers various stock and other compensation related plans provided for the benefit of the Company's officers, directors and other key managers with the purpose of encouraging the participants to achieve the Company's performance goals and to align the interests of the participants with the interest of the Company's shareholders. The Compensation Committee is composed entirely of independent outside directors. There are no Compensation Committee interlocks and there is no insider participation on the Committee. The Committee has provided the following report on executive compensation for inclusion in the Proxy Statement:

Compensation Philosophy

        The Company's executive compensation philosophy has the following objectives:

  1.
  To provide compensation opportunities competitive with those available at comparable companies in the specific industries in which the Company conducts its businesses and the international marketplace;

  2.
  To provide the opportunity to earn beyond competitive levels if superior operating performance and shareholder returns are achieved;

  3.
  To design incentives that balance the need to meet or exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns;

  4.
  To provide clear, controllable and measurable objectives for the executives to meet; and

  5.
  To attract, retain and motivate top caliber executives in each market segment in which the Company competes.

        Pay for performance, which is directly linked to both short-term and long-term compensation, is the foundation of the compensation program for the Company's Chief Executive Officer and other executive officers.

Executive Officer Compensation Program

        The Company's executive officer compensation program is comprised of base salary, short-term incentive compensation, long-term incentive compensation (in the form of stock options) and various benefits, including an employee stock purchase plan and medical benefits, generally available to employees of the Company.

        Base Salary.    Base salary for the CEO and executive officer group are based on the marketplace value of each position and on individual contributions and performance. The Committee reviews the performance of the CEO and each executive officer annually. Salary increases are based primarily on annual merit reviews. The rates of increase are tied to both individual performance and general executive compensation trends.

        Annual Management Incentives.    In addition to base salary, the Company's executives have the opportunity to earn an annual cash bonus. The annual bonus for executive officers for fiscal 2001 was based on attainment of certain target financial performance goals for the Company, as well as personal goals. Awards were based on a percentage of base salary with target awards ranging from 0% to 100% of base salaries for executive officers. The purpose of the annual bonus is to motivate and provide an incentive to management to achieve specific business objectives and initiatives as set forth in the Company's annual operating plan. At the October 2001 Board of Directors meeting, a resolution was approved to provide eligible employees with a MBO to forego 25% of their targeted MBO in exchange for options to purchase Common Shares of the Company. For each dollar of targeted MBO exchanged, the individual would be entitled to receive two dollars worth of options at the fair market value on the date of grant. The options were granted on January 3, 2002 at the fair market value of $2.35, were fully vested and have a term of ten years. Six of seven eligible executives participated in this exchange program resulting in 60,209 options issued in lieu of 2001 aggregate cash bonuses of $70,750.

        The Compensation Committee reserves the right to not offer annual cash bonuses in the future.

        Stock Options.    The Company's long-term incentive based compensation objectives are achieved principally through the Company's 2000 Omnibus Incentive Plan under which stock options (both nonqualified and incentive), stock appreciation rights, performance stock, performance units, restricted stock and other stock and cash awards may be issued to directors, officers and key employees. The objectives of the Plan are to align executive and shareholder long-term interests by creating a link between executive compensation and shareholder return and to enable executives and other key employees to develop and maintain a long-term stock ownership position in the Company. Under the Plan, the Compensation Committee determines the identity of recipients and the amount of benefits to be received by each participant. Generally, options are granted at an exercise price equal to the fair market value of the Company's Common Shares on the date of grant and have ten year terms.

        The Compensation Committee approved and authorized the cancellation and re-grant of the stock options disclosed in the "Option Repricing Table." The decision to approve this cancellation and re-grant followed a review of existing option grants and the recognition that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of the Company. The offer provided an opportunity for the Company to offer eligible employees a valuable incentive to stay with the Company. Some of the Company's outstanding options, whether or not they were exercisable, had exercise prices that were significantly higher than the then market price of the Company's Common Shares. By making the offer to exchange outstanding options for new options that had an exercise price at least equal to the market value of the Company's Common Shares on the grant date, the Company intended to provide its eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize shareholder value. Option holders who agreed to the cancellation of their options were required to wait six months and one day before the grant of new options. This waiting period was necessary in order to not incur a charge to earnings under accounting principles generally accepted in the United States. The new options had an exercise price equal to the fair market value of the Company's Common Shares on the grant date.

        Stock Purchase Plan.    The Company provides for discounted purchases of its Common Shares pursuant to the Company's Employee Stock Purchase Plan of 2000. The Plan is designed to allow the Company's eligible employees to purchase shares of the Company's Common Shares, at semi-annual intervals, through automatic payroll deductions at a discount. The purpose of the Plan is to encourage increased Company stock holdings by executive officers and other employees. The Committee believes this program will provide further incentives to the participants to focus on long-term Company performance and shareholder value.

        Benefits.    The Compensation Committee believes that it must offer a competitive benefit program to attract and retain key executives. The Company provides medical, 401(k) profit-sharing and other benefits to its executive officers that are generally available to the Company's other employees.

        Tax Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and other executive officers to $1 million annually. The Committee does not expect that Section 162(m) will limit the deductibility of compensation expected to be paid by the Company in the foreseeable future. In the event compensation for any of the Company's executive officers exceeds the $1 million limitation, the Committee will balance the benefits of tax deductibility with its responsibility to hire, retain and motivate executive officers with competitive compensation programs.

        Summary.    We believe the compensation programs of Apropos Technology are strategically integrated with its business plan and are properly aligned with shareholders' best interests. The programs over the past year have placed increased emphasis upon the retention of exceptional managers and rewarding them appropriately for results. We continually monitor these programs and change them in recognition of the dynamic, global marketplace in which Apropos Technology competes for talent.

                      Keith L. Crandell
                      George B. Koch

Report of the Audit Committee of the Board of Directors

        The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors (a copy of which is attached to the Proxy Statement for last year's annual meeting of shareholders), include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

        We have reviewed and discussed with senior management the Company's audited financial statements included in the 2001 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and, (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

        We have discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires the Company's independent auditors to provide the Company with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

        We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

        Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2001 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

        As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, and (ii) the report of the Company's independent auditors with respect to such financial statements.

                      Keith L. Crandell
                      Jaime W. Ellertson
                      George B. Koch

Stock Price Performance Graph

        Set forth below is a line graph comparing the change in the cumulative total shareholder return on the Company's Common Shares against the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the JP Morgan H&Q Computer Software Index for the period from February 17, 2000, the date of the Company's initial public offering of its Common Shares, through December 31, 2001. The graph assumes that the value of the investment in the Company's Common Shares and in each index was $100 on February 17, 2000, and that all dividends were reinvested. Stock price performance shown in the Stock Performance Graph is historical and not necessarily indicative of future performance.

	Period Ending
Index
	2/17/00	12/31/00	12/31/01
Apropos Technology, Inc.	$100.00	$32.39	$11.14
Nasdaq Stock Market (U.S.) Index	100.00	54.27	43.04
JP Morgan H&Q Computer Software Index	100.00	64.16	41.97

Independent Auditors

        The Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 2002. Ernst & Young LLP has audited the Company's financial statements for its last 6 years. The Board of Directors expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

  Audit Fees

        The aggregate fees billed by the Company's independent auditors for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 31, 2001, and September 30, 2001, were approximately $115,600.

  All Other Fees

        The aggregate fees for all other services rendered by its independent auditors for the Company's most recent fiscal year were approximately $97,400, including audit related services of $39,000 and non-audit services of $58,400. Audit related services primarily consist of fees related to the Company's Form S-8 filing in May 2001, for the stock option tender offer, audit of an employee benefit plan and accounting consultations. Non-audit services consist primarily of domestic and international tax consultations.

        The Audit Committee has advised the Company that it has determined that both the audit related and non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors.

Proposals of Security Holders

        A shareholder proposal to be presented at the annual meeting to be held in 2003 must be received at the Company's executive offices, One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois, 60181, by no later than December 31, 2002, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

        Stockholders wishing to present proposals at the annual meeting (but not include them in the proxy statement) are required to notify the Secretary of the Company in writing no less than 90 days nor more than 110 days prior to the first anniversary of the prior year's meeting unless the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, in which case notice of such proposal must be received by the Company no later than 10 days following the date on which public announcement of the date of such meeting is first made.

Other Matters

        The Board of Directors knows of no other proposals which may be presented for action at the annual meeting. However, in accordance with the By-laws of the Company, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

        The Company will provide without charge to any requesting shareholder a copy of its Annual Report on Form 10-K for the year ended December 31, 2001. Written requests for such copies should be addressed to the Secretary, Apropos Technology, Inc., One Tower Lane, 12th Floor, Oakbrook Terrace, Illinois 60181.

        Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

                      By Order of the Board of Directors

                      Kevin G. Kerns
                       Chief Executive Officer and President

April 30, 2002

Apropos Technology, Inc.
Holder Account Number
Use a black pen. Mark with an X inside the grey areas as shown in this example.	☒	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Proxy is solicited on behalf of the Board of Directors

A    Election of Directors

Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Kenneth D. Barwick (Class I)	☐	☐
02 - David N. Campbell (Class II)	☐	☐
03 - Keith L. Crandell (Class II)	☐	☐

B    Issues

2.
In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each shareholder named should sign. Attorneys, executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (dd/mm/yyyy)

/ /

	1 U P X	A571

Proxy - Apropos Technology, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON JUNE 6, 2002.

The undersigned hereby makes, constitutes and appoints Kevin G. Kerns and Francis J. Leonard and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Apropos Technology, Inc., to be held at The Lodge at McDonald's Offce Campus, 2815 Jorie Blvd., Oakbrook, Illinois 60521, on June 6, 2002, at 10:00 A.M. (Central Daylight Time), or any adjournment thereof.

(continued and to be signed on other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

THANK YOU FOR VOTING YOUR SHARES

YOUR VOTE IS IMPORTANT!

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Proposal No. 1 Election of Directors